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                                                                   Exhibit 10.18


                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                            MAC-GRAY SERVICES, INC.,

                                    ("BUYER")


                                       AND

                            WEB SERVICE COMPANY, INC.

                                   ("SELLER")


                                JANUARY 10, 2005

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                                TABLE OF CONTENTS

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
                                                                           PAGE
                                                                           ----
SECTION 1. PURCHASE AND SALE OF ASSETS; PURCHASE PRICE........................1
    1.1    Sale of Assets.....................................................1
    1.2    Liabilities........................................................4
    1.3    Purchase Price.....................................................5
    1.4    Purchase Price Adjustments; Proration..............................5
    1.5    Closing............................................................7
    1.6    Transfer of Subject Assets.........................................9
    1.7    Delivery of Records and Contracts..................................9
    1.8    Allocation of Purchase Price......................................10
    1.9    Procedures for Assets not Transferable............................10
    1.10   Sales and Transfer Taxes..........................................11
    1.11   Inventory Count...................................................11

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER..........................12
    2.1    Organization and Qualifications of Seller.........................12
    2.2    Authority of Seller...............................................13
    2.3    Real Property.....................................................13
    2.4    Title; Liens; Sufficiency of Assets...............................15
    2.5    Laundry Leases....................................................15
    2.6    Financial Statements; Undisclosed Liabilities.....................16
    2.7    Equipment.........................................................16
    2.8    Taxes.............................................................16
    2.9    Insurance.........................................................17
    2.10   Absence of Certain Changes........................................17
    2.11   Intellectual Property.............................................19
    2.12   Contracts.........................................................20
    2.13   Litigation........................................................21
    2.14   Compliance with Laws..............................................21
    2.15   Finder's Fees.....................................................21
    2.16   Permits; Burdensome Agreements....................................21
    2.17   Related Parties...................................................22
    2.18   Employee Benefit Programs.........................................22
    2.19   Environmental Matters.............................................24
    2.20   Labor and Employment Matters......................................25
    2.21   Customers.........................................................26

SECTION 3. COVENANTS OF SELLER...............................................27
    3.1    Seller Confidential Information...................................27
    3.2    Notice of Breach..................................................27
    3.3    General Cooperation...............................................27

                                       (i)
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
    3.4    Employees.........................................................27
    3.5    Access to Information.............................................29
    3.6    2004 Income Statements............................................29
    3.7    Updated Schedules.................................................29
    3.8    Bonus Plan........................................................29
    3.9    Put Right.........................................................29

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER...........................30
    4.1    Making of Representations and Warranties..........................30
    4.2    Organization......................................................30
    4.3    Authority.........................................................30
    4.4    Litigation........................................................31
    4.5    Finder's Fees.....................................................31
    4.6    Domestic Rental Business..........................................31

SECTION 5. COVENANTS OF BUYER................................................31
    5.1    General Cooperation...............................................31

SECTION 6. SURVIVAL OF WARRANTIES; FEES AND EXPENSES.........................31
    6.1    Survival of Warranties............................................31
    6.2    Fees and Expenses.................................................31

SECTION 7. INDEMNIFICATION...................................................31
    7.1    Indemnification by Seller.........................................31
    7.2    Limitations on Indemnification by Seller..........................33
    7.3    Indemnification by Buyer..........................................34
    7.4    Limitations on Indemnification by Buyer...........................34
    7.5    Notice; Defense of Claims.........................................35

SECTION 8. MISCELLANEOUS.....................................................36
    8.1    Law Governing.....................................................36
    8.2    Notices...........................................................36
    8.3    Entire Agreement..................................................37
    8.4    Assignability; Severability.......................................37
    8.5    Captions and Gender...............................................38
    8.6    Certain Definitions...............................................38
    8.7    Execution in Counterparts.........................................38
    8.8    Amendments; Waivers...............................................38
    8.9    Dispute Resolution................................................39

                                      (ii)
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                                    SCHEDULES

Schedule 1.1(a)(i)            -        Laundry Leases; Route Equipment
Schedule 1.1(a)(v)            -        Equipment Inventory
Schedule 1.1(a)(ix)           -        Phone Numbers
Schedule 1.1(b)(iv)                    Intercompany Agreements
Schedule 1.1(b)(viii)         -        Vehicles
Schedule 1.1(b)(x)            -        Excluded Counties
Schedule 1.4(a)               -        Estimated Equipment Count
Schedule 1.8                  -        Allocation of Purchase Price
Schedule 2.1                  -        TLP Ownership
Schedule 2.3                  -        Real Property; Leases
Schedule 2.5                  -        Defaults; Breaches
Schedule 2.6(a)(i)            -        Income Statements
Schedule 2.6(a)(ii)           -        Other Data
Schedule 2.9                  -        Insurance
Schedule 2.10                 -        Absence of Certain Changes
Schedule 2.11                 -        Intellectual Property
Schedule 2.12                 -        Material Contracts
Schedule 2.13                 -        Litigation
Schedule 2.14                 -        Compliance with Laws
Schedule 2.16                 -        Approvals
Schedule 2.17                 -        Related Party Transactions
Schedule 2.18                 -        Employee Benefit Programs
Schedule 2.19                 -        Environmental Matters
Schedule 2.20(a)              -        Employees
Schedule 2.20(b)              -        Plant Closings and Layoffs
Schedule 2.21                 -        Customers
Schedule 3.4                  -        Bonus Summary

                                      (iii)
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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of January 10, 2005 by and between Mac-Gray Services, Inc., a Delaware corporation ("BUYER"), and Web Service Company, Inc., a California corporation ("SELLER").

                               W I T N E S S E T H

     WHEREAS, Seller operates a laundry route business, including operations in the states of Alabama, Arkansas, Arizona, Colorado, Louisiana, Mississippi, Oregon, New Mexico, Oklahoma, Texas, Utah, Washington and Wyoming (the "TERRITORY;" provided that the Territory shall not include the Excluded Counties as defined in Section 1.1(b)(x) below); and

     WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, substantially all of the property, assets and business comprising the laundry route business of Seller in the Territory, together with a limited number of Laundry Lease locations in California near the border of the Territory as identified in SCHEDULE 1.1(a)(i) (the "CALIFORNIA LEASES"), (collectively, the "BUSINESS"), except as otherwise specifically excluded in this Agreement.

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

SECTION 1.  PURCHASE AND SALE OF ASSETS; PURCHASE PRICE.

     1.1    SALE OF ASSETS.

            (a) Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.5 hereof) Seller shall sell, transfer and assign to Buyer and Buyer shall acquire from Seller, all right, title and interest in and to all of the assets, properties and business used or held for use exclusively in connection with the Business (except as provided in Section 1.1(b)), of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including, without limitation, the following:

                   (i) all right, title and interest of Seller in and to all leases, contracts, agreements and arrangements, whether written or oral and including any tenancy at will, for the installation, placement, servicing or leasing of Machines (as defined below) in the Territory or otherwise relating to the Business (including without limitation leases of laundry facility premises and leases of Machines to apartment owners in exchange for rental payments from the apartment owner, but excluding all leases relating solely to Machines located in the Excluded Counties, as defined below) (collectively, the "LAUNDRY LEASES"). A correct and complete list of Laundry Leases of Seller and TLP as of November 30, 2004 is attached hereto as SCHEDULE 1.1(a)(i);

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                   (ii)     all laundry machines, washers, dryers, change
     machines, debit-card and smart-card add-value stations, detergent, soap, bleach and softener dispensers and similar machines and equipment (collectively, "MACHINES") of Seller located at the Laundry Lease locations (collectively, the "ROUTE EQUIPMENT"), including without limitation the laundry machines, washers and dryers listed in SCHEDULE 1.1(a)(i);

                   (iii) all other assets of Seller relating exclusively to the Laundry Leases, including without limitation, all fixtures and leasehold improvements at each Laundry Lease location;

                   (iv) all cash and monies contained in the Route Equipment and the Vehicles (as defined below) as of 11:59 p.m., Mountain Time, on the Closing Date (as defined in Section 1.5 hereof) ("INCLUDED CLOSING CASH");

                   (v) all new, used and refurbished Machines and related tools, parts, equipment and accessories of or relating exclusively to the Business which are not located at the Laundry Lease locations (collectively, the "EQUIPMENT INVENTORY"). A correct and complete list of all new, used and refurbished laundry machines, washers and dryers in the Equipment Inventory as of December 10, 2004 is attached hereto as
     SCHEDULE 1.1(a)(v);

                   (vi) all other tangible property and assets of or relating exclusively to the Business, wherever located, including without limitation, all coin and currency counting machines, furniture, computer equipment, supplies and other assets located at the Real Estate (as defined in Section 2.3(a)) and in the Vehicles;

                   (vii) all goodwill, intellectual property rights and other intangible assets and Seller Intellectual Property (as defined in Section 2.11(a)) of or relating exclusively to the Business, to the extent assignable, including without limitation, trade secrets, proprietary information, customer lists, prospect lists, technologies, inventions, know-how, processes, procedures, research records, software and software documentation, market surveys and marketing know-how;

                   (viii)   all of Seller's right, title and interest in and to
     (A) a 67% general partnership interest in Tucson Laundry Partners, an Arizona limited partnership ("TLP") and (B) the Put Option Agreement dated as of May 1, 2001 between Seller and Corporate Laundry Partners, as amended by the First Amendment dated November 1, 2004 (the "TLP PUT/OPTION" or the "TRANSFERRED CONTRACTS");

                   (ix) all rights to each of the telephone numbers used or held for use by Seller exclusively in connection with the Business, including without limitation the telephone numbers listed on
     SCHEDULE 1.1(a)(ix) hereto;

                   (x) to the extent assignable, all of Seller's right, title and interest in and to all franchises, licenses, permits, certifications, approvals and authorizations of or relating exclusively to the Business;

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                   (xi)     all customer and business records relating
     exclusively to the Business, including without limitation, customer lists, records, invoices and histories, supplier and vendor lists and records and all records with respect to the Laundry Leases; and

                   (xii) all claims and causes of action of Seller against any other person relating to the Subject Assets or relating exclusively to the Business (excluding claims and causes of action related to liabilities of Seller other than the Assumed Liabilities), whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of Seller (regardless of whether such rights are currently exercisable) relating to the Subject Assets or relating exclusively to the Business.

     The assets, property and business of Seller being sold to and purchased by Buyer under this Agreement are herein sometimes referred to as the "SUBJECT ASSETS."

            (b) Notwithstanding the foregoing, there shall be excluded from such purchase and sale the following property and assets of Seller:

                   (i) all assets of Seller not used or held for use exclusively in connection with the Business and which are not otherwise necessary for the operation of the Business as currently conducted;

                   (ii) other than Included Closing Cash, all cash, cash equivalents, bank deposits and bank accounts of Seller, including all cash in Seller's counting rooms as of 11:59 p.m. Mountain Time, on the Closing Date (collectively, "EXCLUDED CLOSING CASH";

                   (iii) Seller's stock record books, corporate record books and such other records which relate primarily to Seller's taxes, organization, tax returns or stock capitalization (collectively, the "CORPORATE RECORDS");

                   (iv) other than the Transferred Contracts, any rights or claims of Seller under any intercompany receivables, obligations, agreements or arrangements relating to the Business between or among Seller and any subsidiary or affiliate of Seller, all of which intercompany receivables, obligations, agreements and arrangements are listed in
     SCHEDULE 1.1(b)(iv) attached hereto (the "INTERCOMPANY AGREEMENTS");

                   (v)      all accounts receivable of Seller;

                   (vi)     all contracts and policies of insurance;

                   (vii) prepaid employee expenses and all assets of Seller under any employee benefit, savings or pension plan;

                   (viii) except for the contents thereof, all vehicles used or held for use exclusively in the Business (collectively, the "VEHICLES"). A correct and complete list of the Vehicles as of December 14, 2004 is attached hereto as SCHEDULE 1.1(b)(viii);

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                   (ix)     all real property owned by Seller; and

                   (x) all laundry leases relating solely to Machines located in the counties listed on SCHEDULE 1.1(b)(x) attached hereto (the "EXCLUDED COUNTIES") and all Machines and other assets related exclusively to the laundry lease locations in the Excluded Counties. References to the Business and the Subject Assets specifically exclude all operations and assets in the Excluded Counties.

     The assets, property and business of Seller which are excluded from the Subject Assets under this Section 1.1(b) are sometimes referred to as the "EXCLUDED ASSETS." All references to the Business and the Subject Assets specifically exclude the business and assets related to the Excluded Counties and include the California Leases.

     1.2    LIABILITIES.

            (a) Subject to Sections 1.9(a) and (b), Buyer shall assume, at the Closing, the obligations of Seller under the Laundry Leases (including without limitation, the obligation to make any required commission payments, revenue sharing payments or route rental payments under any Laundry Lease with respect to amounts collected or received by Buyer, including amounts due in respect of Included Closing Cash) and the Transferred Contracts, in each case only to the extent such obligations: (A) arise after the Closing Date or relate to commissions due in respect of Included Closing Cash; (B) do not arise from or relate to any breach by Seller of any provision of any Laundry Lease or the Transferred Contracts (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time or both, would constitute or result in a breach by Seller, Buyer or any of their respective affiliates of any provision of any Laundry Lease or the Transferred Contracts; and (D) are ascertainable solely by reference to the express terms of the Laundry Leases and the Transferred Contracts (the "ASSUMED LIABILITIES"). Notwithstanding anything in this Agreement to the contrary, the Assumed Liabilities shall not include, and Buyer shall not assume and shall not pay or be liable for:

                   (i) any liability under any contract other than the Laundry Leases and the Transferred Contracts;

                   (ii) any liability with respect to Taxes (as defined in Section 2.8) of Seller attributable to the Subject Assets or the Business or TLP for any portion of any period or partial period ending on or before the Closing Date;

                   (iii) any liability arising out of or resulting from the matters disclosed on SCHEDULES 2.13 and 2.14; and

                   (iv) any liability of Seller to any current or former employee of Seller, TLP or any of their respective affiliates.

     The assumption of the Assumed Liabilities by Buyer shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective affiliates or subsidiaries.

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            (b)    Except for the Assumed Liabilities, Buyer shall not assume or be bound by any obligations or liabilities of Seller or any affiliate of Seller of any kind or nature whatsoever, whether known, unknown, accrued, absolute, contingent or otherwise, now existing or hereafter arising. Seller shall be responsible for and pay any and all obligations and liabilities of every kind or nature whatsoever relating to (i) the operation of the Business prior to the Closing (including without limitation, the obligation to make any required commission payments, revenue sharing payments or route rental payments under any Laundry Lease with respect to amounts collected or received by Seller, including amounts due in respect of Excluded Closing Cash), (ii) the Excluded Assets,
(iii) all liabilities of Seller other than the Assumed Liabilities and (iv) any event, act, omission, condition or any other state of facts occurring or existing prior to the Closing Date.

     1.3 PURCHASE PRICE. In consideration of the sale by Seller to Buyer of the Subject Assets, subject to the assumption by Buyer of the Assumed Liabilities, Buyer will pay an aggregate purchase price (the "PURCHASE PRICE") equal to One Hundred Seven Million Five Hundred Seven Thousand Four Hundred Eighty-Seven Dollars ($107,507,487). The Purchase Price is subject to adjustment pursuant to Section 1.4. The Purchase Price shall be paid as follows:

            (a) at the Closing, Buyer shall deliver to Seller by wire transfer pursuant to wiring instructions specified by Seller to Buyer in writing (the "SELLER WIRE INSTRUCTIONS"), One Hundred Three Million Eight Hundred Seven Thousand Four Hundred Eighty-Seven Dollars ($103,807,487.00); and

            (b) on the date required by Section 1.4(b), Buyer will pay to Seller Three Million Seven Hundred Thousand Dollars ($3,700,000.00) or such lesser amount as required by Section 1.4(b).

     1.4    PURCHASE PRICE ADJUSTMENTS; PRORATION

            (a) EQUIPMENT ADJUSTMENT. Within 180 days after the Closing Date, Buyer shall conduct a count of all washers and dryers included in the Route Equipment (the "CLOSING EQUIPMENT COUNT") and shall deliver to Seller a schedule reflecting such count. Seller shall be deemed to accept the Closing Equipment Count unless Seller delivers a notice of objection to Buyer within ten (10) days following receipt thereof from Buyer. If Seller provides a notice of objection to Buyer, Seller and Buyer shall first use commercially reasonable efforts to resolve such dispute. If the parties are able to resolve such dispute, the Closing Equipment Count shall be revised to the extent necessary to reflect such resolution and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the parties are unable to resolve the dispute within twenty (20) days after delivery of a notice of objection by Seller, either party may submit the dispute to arbitration in accordance with Section
8.9. The Closing Equipment Count as determined pursuant to arbitration shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the Closing Equipment Count as finally determined is less than the total number of washers and dryers listed on SCHEDULE 1.4(a) as the Estimated Equipment Count as of September 30, 2004 (the "ESTIMATED EQUIPMENT COUNT"), then Seller shall pay to Buyer an amount equal to (i) the Estimated Equipment Count minus the Closing Equipment Count, multiplied by (ii) the Equipment Multiple listed on SCHEDULE 1.4(a) (the

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"EQUIPMENT MULTIPLE"), and the Purchase Price shall be reduced by such amount.
Any amounts payable by Seller to Buyer under this Section 1.4(a) shall be delivered in cash within ten (10) days following the final determination of the Closing Equipment Count. If the Closing Equipment Count as finally determined equals or exceeds the Estimated Equipment Count, then no payment shall be required from Seller to Buyer under this Section 1.4(a). For purposes of calculating the Closing Equipment Count, washer and dryer units shall be counted as provided in SCHEDULE 1.4(a). The methodology for determining the adjustment of the Purchase Price set forth in this Section 1.4(a) is not intended to establish the allocation of the Purchase Price based on the fair market value of the Subject Assets, which the parties agree shall be as provided in
SCHEDULE 1.8. The Purchase Price shall be adjusted as necessary to reflect any payment made pursuant to this Section 1.4(a).

            (b) LOST LEASE ADJUSTMENT. Within fifteen (15) days after the nine month anniversary of the Closing Date, Buyer shall deliver to Seller a schedule (the "LOST LEASE SCHEDULE") setting forth each Restricted Lease with respect to which Buyer has lost all benefits or has never received any benefits, in each case solely as a result of the failure to obtain the required consent to the assignment to Buyer of such Restricted Lease, and not as a result of any action by Buyer in performing the obligations under such Restricted Lease) or the expiration of such Restricted Lease under its terms (each, a "LOST LEASE"). Seller shall be deemed to accept the Lost Lease Schedule unless Seller delivers a notice of objection to Buyer within thirty (30) days following confirmation of receipt by Bill Bloomfield, Jr. of the Lost Lease Schedule from Buyer. If Seller provides a notice of objection to Buyer, Seller and Buyer shall first use commercially reasonable efforts to resolve such dispute. If the parties are able to resolve such dispute, the Lost Lease Schedule shall be revised to the extent necessary to reflect such resolution and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the parties are unable to resolve the dispute within twenty (20) days after delivery of a notice of objection by Seller, either party may submit the dispute to arbitration in accordance with Section 8.9. The Lost Lease Schedule as determined pursuant to arbitration shall be conclusive and binding upon all parties and shall not be subject to dispute or review.

     For purposes of this Agreement, "RESTRICTED LEASE" means a Laundry Lease which is not assignable or transferable by Seller to Buyer either by its terms or under applicable law without the consent of a third party, other than a Laundry Lease that is cancelable at any time by the lessor under the terms of the Laundry Lease upon no more than 90 days' written notice.

     The Purchase Price shall be reduced by an amount equal to the excess, if any, of (i) the total number of Machines installed under the Lost Leases set forth on the Lost Lease Schedule as finally determined, multiplied by the Equipment Multiple over (ii) $4,300,000 (such excess, the "LOST LEASE AMOUNT"). For example, if the product of the total number of Machines installed under the Lost Leases multiplied by the Equipment Multiple is $4,400,000, then the Lost Lease Amount shall be $100,000. As promptly as practicable and in any event within ten (10) days after the Lost Lease Schedule is finally determined, Buyer will deliver to Seller by wire transfer pursuant to the Seller Wire Instructions, an amount equal to (a) $3,700,000 minus (b) the Lost Lease Amount. In no event shall the Lost Lease Amount exceed $3,700,000 pursuant to this
Section 1.4(b). The methodology for determining the adjustment of the Purchase Price set forth in this Section 1.4(b) is not intended to establish the allocation of the Purchase Price based on the fair market value of the Subject Assets, which the parties agree shall be as provided in SCHEDULE

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1.8. The Purchase Price shall be adjusted as necessary to reflect any payment made pursuant to this Section 1.4(b).

            (c) PRORATION. Seller will provide to Buyer copies of all personal property tax returns relating to the Subject Assets due on or prior to the Closing Date and Buyer shall prepare and file all personal property tax returns relating to the Subject Assets due after the Closing Date. The personal property taxes due under the returns and any payroll taxes payable by Buyer for periods prior to the Closing shall be pro rated by Buyer and Seller as of 11:59 p.m., Mountain Time, on the Closing Date. Within 60 days following the Closing Date, Seller will deliver to Buyer a report detailing the personal property and payroll taxes paid by Seller and Buyer relating to periods that are subject to proration, and providing a calculation of the amount due to Seller from Buyer or the amount due to Buyer from Seller, as applicable, and Buyer shall be deemed to accept such report if Buyer does not provide a written objection within twenty
(20) days of Buyer's receipt of such report. If Buyer does not object to the report, the party owing a prorated amount to the other party shall pay such amount within thirty (30) days of receipt of the report. If Buyer does deliver a written objection to Seller's report, Seller and Buyer shall first use commercially reasonable efforts to resolve such dispute. If the parties are able to resolve such dispute, Seller's proration report shall be revised to the extent necessary to reflect such resolution and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the parties are unable to resolve the dispute within twenty (20) days after delivery of a notice of objection by Buyer, either party may submit the dispute to arbitration in accordance with Section 8.9.

     If Seller receives any amounts after the Closing Date in respect of January 2005 fixed rate billings under Laundry Leases, Seller shall promptly pay such amounts to Buyer.

            (d) TLP TECHNICAL TERMINATION. TLP will have a technical termination pursuant to Section 708(b) of the Internal Revenue Code (the "CODE"). The parties acknowledge that TLP will be required to file an information return on Form 1065 (and any similar state or local information return) for the short taxable year that ends on the Closing Date (a "SELLER RETURN") and Seller will be responsible for preparing and filing any such Seller Return; provided, however, that (i) any such Seller Return shall be prepared and filed in a manner consistent with past practice and no position will be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing Tax Returns in prior periods and (ii) Seller shall permit Buyer to review any Seller Return within a reasonable period of time prior to the due date for filing such Seller Return.

     1.5    CLOSING

            (a) CLOSING DATE. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of Jeffer, Mangels, Butler & Marmaro LLP, 1900 Avenue of the Stars, Los Angeles, CA 90067, on the date hereof, or at such other place or later date as may be fixed by mutual agreement of Buyer and Seller (the "Closing Date").

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            (b)    ACTIONS TO BE TAKEN AT THE CLOSING.  The following actions shall be taken at the Closing:

                   (i) DELIVERY OF THE PURCHASE PRICE. Buyer shall deliver the Purchase Price in accordance with Section 1.3.

                   (ii) DELIVERY OF SELLER'S DOCUMENTS. Seller shall execute and deliver or cause to be delivered to Buyer all agreements, certificates and other documents required to be delivered by it pursuant to the terms of this Agreement, including without limitation the following:

                            (A) an Assignment and Assumption Agreement with respect to the Subject Assets and the Assumed Liabilities executed by Seller in a form mutually acceptable to Seller and Buyer and their respective counsel (the "ASSIGNMENT AND ASSUMPTION AGREEMENT");

                            (B) a Bill of Sale and Assignment of Intangibles with respect to the Subject Assets executed by Seller in a form mutually acceptable to Seller and Buyer and their respective counsel;

                            (C) an Occupancy Agreement with respect to each of Seller's facilities listed on SCHEDULE 2.3 hereto, executed by Seller in a form mutually acceptable to Seller and Buyer and their respective counsel (the "OCCUPANCY AGREEMENT");

                            (D) a Transition Services Agreement executed by Seller in a form mutually acceptable to Seller and Buyer and their respective counsel (the "SERVICES AGREEMENT");

                            (E) a License Agreement executed by Seller in a form mutually acceptable to Seller and Buyer and their respective counsel (the "LICENSE AGREEMENT"); and

                            (F) a certification, reasonably satisfactory to Buyer, that Seller is not a foreign person under Code Section 1445 and the Treasury Regulations thereunder.

                   (iii) DELIVERY OF BUYER'S DOCUMENTS. Buyer shall execute and deliver to Seller all agreements, certificates and other documents required to be delivered by it pursuant to the terms of this Agreement, including without limitation, the following:

                            (A)    the Assignment and Assumption Agreement;

                            (B)    the Occupancy Agreement;

                            (C)    the Services Agreement; and

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                            (D)    the License Agreement.

                   (iv)     OPINIONS OF COUNSEL.

                            (A) Buyer shall have received from Jeffer, Mangels, Butler & Marmaro LLP, counsel to Seller, an opinion in a form mutually acceptable to Seller and Buyer and their respective counsel.

                            (B) Seller shall have received from Goodwin Procter LLP, counsel to Buyer, an opinion in a form mutually acceptable to Seller and Buyer and their respective counsel.

     1.6 TRANSFER OF SUBJECT ASSETS. At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer all right, title and interest in and to all of the Subject Assets. Such instruments of transfer (a) shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good and marketable title to all of the Subject Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions, easements, covenants, leases, assessments, claims, rights, judgments, encroachments and encumbrances of any kind (collectively, "LIENS"), and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens on the Subject Assets. Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered at the Closing) and take such other actions as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets and remove any Liens thereon. Except as otherwise provided in Section 1 of the Services Agreement, Seller shall within five (5) business days following the receipt thereof, (i) forward or refer to Buyer all third party inquiries and correspondence relating to the Subject Assets or the Business and (ii) remit any and all amounts received by Seller which are properly included in the Subject Assets (including without limitation, payments under any Laundry Lease).

     1.7 DELIVERY OF RECORDS AND CONTRACTS. Seller shall deliver or cause to be delivered to Buyer on January 13, 2005 at Buyer's Cambridge, Massachusetts office all of the Laundry Leases (together with all correspondence and records relating to the Laundry Leases), with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same, subject to Section 1.9 hereof. Seller shall also deliver or cause to be delivered to Buyer as promptly as practicable and in any event within thirty
(30) days following the Closing, all of Seller's business records, books and other data relating exclusively to the Subject Assets and/or the Business; provided that if Buyer requests any particular business records, books or other data relating exclusively to the Subject Assets and/or the Business that is readily available to Seller, Seller shall deliver such requested material to Buyer within two (2) business days. Except as otherwise provided in this Section 1.7, as of the Closing, Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Subject Assets and the Business.

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     1.8    ALLOCATION OF PURCHASE PRICE. Buyer and Seller hereby agree on the allocation of the purchase price among the Subject Assets as set forth on
SCHEDULE 1.8 hereto (the "1060 ALLOCATION"). At or as soon as practicable after the Closing, Buyer and Seller shall execute IRS Forms 8594 in accordance with the allocation set forth in the 1060 Allocation and in compliance with Section 1060 of the Code, and the Treasury Regulations thereunder (including Treasury Regulation Section 1.1060-1(c)(8)). In the event that there is an adjustment to the purchase price pursuant to this Agreement, Buyer and Seller agree to negotiate in good faith to agree to a revised 1060 Allocation and, in the event that any dispute with respect to any revised 1060 Allocation cannot be resolved within twenty (20) days, the dispute shall be conclusively resolved by an independent accountant mutually selected by Buyer and Seller. The 1060 Allocation shall be binding upon Buyer and Seller for all purposes and Buyer and Seller agree to act in a manner entirely in accordance with the 1060 Allocation (or a revised 1060 Allocation, if applicable) in the preparation and filing of all Tax Returns (as defined in Section 2.8(b)) and in any discussion with or proceeding before any taxing authority unless required to do otherwise by applicable law. Buyer and Seller shall inform each other promptly of any challenge by any taxing authority to the 1060 Allocation or the values expressed therein.

     1.9    PROCEDURES FOR ASSETS NOT TRANSFERABLE.

            (a) If any of the Laundry Leases, the Transferred Contracts, Seller's interest in TLP, or any other property or rights included in the Subject Assets is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume the obligations of Seller under any such Laundry Lease or Transferred Contract. Seller shall take all such actions as Buyer may reasonably request (including without limitation the execution of consent requests and other documents and phone calls with third parties) to assist Buyer in obtaining such consents as soon as possible after the Closing in a manner that Buyer believes will avoid any default, conflict or termination of rights under such Laundry Leases and Transferred Contracts. In the event that any Laundry Lease or Transferred Contract included in the Subject Assets is not assigned to Buyer by reason of the foregoing provisions of this
Section 1.9, this Agreement, if permitted by law, shall constitute full and equitable assignment and transfer by Seller to Buyer of all of Seller's right, title and interest in and to, and all of Seller's liabilities under those Laundry Leases and Transferred Contracts (the "EQUITABLY ASSIGNED CONTRACTS"). Buyer shall be deemed Seller's agent for performing such Equitably Assigned Contract and completing, fulfilling and discharging all of Seller's liabilities under any such Equitably Assigned Contract that constitute Assumed Liabilities. Buyer and Seller shall take all commercially reasonable steps and actions to provide Buyer with all of the benefits of such Equitably Assigned Contracts and to relieve Seller of the performance and other liabilities thereunder (to the extent constituting Assumed Liabilities). In particular and without limiting the foregoing, Seller shall, within five (5) business days after Closing, subcontract to Buyer all services to be performed, and benefits to be received, by Seller under Laundry Leases with ERP Operating Partnership and properties managed or controlled by it, including such Laundry Leases under the Master Laundry Agreement between Seller and ERP Operating Partnership (as amended).

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            (b)    If Seller shall be unable to make the equitable assignment described in Section 1.9(a), or if such attempted transfer would adversely affect the rights of Seller or Buyer under any Laundry Lease or Transferred Contract or Seller's interest in TLP, or would not assign all of Seller's rights thereunder, Seller and Buyer shall continue to cooperate and use all commercially reasonable efforts to provide Buyer with all such rights. To the extent that any such consents are not obtained, or until the impediments to such transfer are resolved, Seller shall use all commercially reasonable efforts to the extent permitted by law and specifically requested by Buyer to (i) provide to Buyer the benefits of any such Laundry Lease and Transferred Contract, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, and at Buyer's expense, the rights of Seller arising from any such Laundry Lease and Transferred Contract against any third party in accordance with the terms thereof. To the extent that Buyer is provided all of the benefits (including payment rights) under any such Laundry Lease (whether from Seller or otherwise), Buyer shall, at no cost to Seller, (i) perform for the benefit of any third party the obligations of Seller under such Laundry Lease in connection therewith arising under such Laundry Lease (to the extent constituting Assumed Liabilities), (ii) indemnify Seller for any and all claims made against Seller for Buyer's acts and/or omissions on the premises of each such Laundry Lease and Buyer's performance of or failure to perform Seller's obligations under each such Laundry Lease and (iii) name Seller as an additional insured on Buyer's insurance policies that provide coverage for Buyer's performance under each such Laundry Lease.

     1.10 SALES AND TRANSFER TAXES. All sales, use, recording, documentary, transfer, stamp and notarial taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Subject Assets ("TRANSACTION TAXES") will be borne and paid 50% by Seller and 50% by Buyer, and each party shall promptly reimburse the other for 50% of any Transaction Tax that the other party is required to pay under applicable law.

     1.11   INVENTORY COUNT

Buyer shall conduct a count of all washers and dryers included in the Equipment Inventory as of the Closing Date (the "CLOSING INVENTORY COUNT") and shall deliver to Seller a schedule reflecting such count within fifteen (15) days after the Closing Date. Seller shall be deemed to accept the Closing Inventory Count unless Seller delivers a notice of objection to Buyer within ten (10) days following receipt thereof from Buyer. If Seller provides a notice of objection to Buyer, Seller and Buyer shall first use commercially reasonable efforts to resolve such dispute. If the parties are able to resolve such dispute, the Closing Inventory Count shall be revised to the extent necessary to reflect such resolution and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the parties are unable to resolve the dispute within twenty (20) days after delivery of a notice of objection by Seller, either party may submit the dispute to arbitration in accordance with Section
8.9. The Closing Inventory Count as determined pursuant to arbitration shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the Closing Inventory Count as finally determined evidences a breach by Seller of any of the representations contained in the last two sentences of
Section 2.7, then Buyer's sole remedy shall be a claim for indemnification pursuant to Section 7.1 for such breach.

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

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLER

     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby makes to Buyer, the representations and warranties contained in this Section 2. For purposes of this Section 2, references to "Seller's knowledge," "knowledge of Seller" or words of similar import shall be deemed to include, to and including the Closing Date, actual knowledge after due inquiry of William E. Bloomfield Jr., Timothy Chisum, Adam Coffey, James Hunter, Herbert Reynolds, Greg Hernandez and Larry Vogler.

     2.1 ORGANIZATION AND QUALIFICATIONS OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the charter documents and by-laws of Seller, each as amended to date, and previously delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. Seller is qualified to do business as a foreign entity in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Business or the Subject Assets (a "MATERIAL ADVERSE EFFECT"). Except for TLP, Seller has no direct or indirect Subsidiary engaged in or relating to the Business or any investment in any other corporation or partnership, limited liability company, joint venture, business trust or other entity that is engaged in or relates to the Business. TLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Arizona with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted. The copies of TLP's partnership agreement and other organizational documents and the TLP Put/Option, each as amended to date and previously delivered to Buyer's counsel, including the First Amendment dated November 1, 2004, are complete and correct, valid and binding and in full force and effect upon the parties thereto, and no amendments thereto are pending. TLP is duly qualified to do business as a foreign entity in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Seller owns beneficially and of record, free and clear of any Lien, a 67% general partner interest in TLP, and such partner interest has been duly and validly issued and is outstanding, fully paid and non-assessable. SCHEDULE 2.1 attached hereto sets forth a list of all holders of the partnership interests in TLP. Each holder owns of record and beneficially the partnership interest described as being held by such holder in SCHEDULE 2.1. The partnership interests set forth on SCHEDULE 2.1 represent all of the issued and outstanding partnership interests and Other Equity Interests (as defined below) of TLP. There are no outstanding subscriptions, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any partnership interests of any class or Other Equity Interests of TLP. TLP does not have outstanding (i) any rights convertible into, exchangeable or exercisable for, or carrying the right to acquire any partnership interests or other interests in TLP or (ii) any options, warrants, subscriptions, rights, calls, agreements, demands or other arrangements or commitments of any character obligating TLP to issue any partnership or other equity interests ((i) and (ii) collectively, "OTHER EQUITY INTERESTS"). TLP has fully paid all amounts payable

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pursuant to the TLP Partnership Agreement to the limited partner of TLP,
Corporate Laundry Partners, including the Gross Margin Advance (as defined in the TLP Partnership Agreement, as defined below) due in January, 2005.

     2.2 AUTHORITY OF SELLER. Seller has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Seller, and no other action on the part of Seller is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to or as contemplated by this Agreement constitute, or will when executed and delivered by Seller constitute, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument:

            (a) do not and will not violate any provision of the charter or by-laws of Seller or the agreement of limited partnership of TLP (the "TLP PARTNERSHIP AGREEMENT") or the TLP Put/Option;

            (b) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to Seller or TLP or, except for the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and as set forth in SCHEDULE 1.1(a)(i), require Seller or TLP to obtain any approval, consent or waiver of, or to make any filing with or notification to, any person or entity (including any Governmental Authority) that has not been obtained or made;

            (c) except for consents required under the Laundry Leases and the Facility Leases and except as could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Seller or TLP is a party or by which the Subject Assets or the Business is bound or affected, or result in the creation or imposition of any Lien on the Business or any of the Subject Assets; and

            (d) does not and will not require Seller to purchase the limited partner interest of Corporate Laundry Partners under the TLP Put/Option.

     2.3    REAL PROPERTY.

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            (a)    Neither Seller nor TLP owns any real property. Other than the
Laundry Leases, all of the real property leased by Seller or TLP and used or held for use in the Business is identified in SCHEDULE 2.3 hereto (the "LEASED PREMISES"). All of the leases to which Seller or TLP is a party for each of the Leased Premises are listed in SCHEDULE 2.3 and are referred to herein collectively as the "FACILITY LEASES". Seller or TLP, as applicable, is the holder of the tenant's interests under each of the Facility Leases. Neither Seller nor TLP has assigned, mortgaged or otherwise encumbered its interests in any Facility Leases, nor has Seller or TLP sublet any portion of the Leased Premises. Other than Seller and TLP, no party has the right to occupy, possess or use any portion of the Real Estate. Except for the Facility Leases, there are no contracts or agreements that could prevent the leasing or sub-leasing of any of the Real Estate by Buyer pursuant to the Real Estate Leases. True, correct and complete copies of all contracts relating to use, ownership or operation of the Real Estate, including the Facility Leases, have been previously delivered to Buyer. Certain of the Leased Premises are owned in fee simple by Baron Real Estate, Inc., an affiliate of Seller, as identified in SCHEDULE 2.3 hereto (together with the buildings and improvements thereon, the "OWNED REAL ESTATE" and, together with the Leased Premises, the "REAL ESTATE").

            (b) There are no actions, suits or proceedings (including arbitration or condemnation proceedings) pending or, to Seller's knowledge, threatened, at law or in equity, or before or by any federal, state, local, or foreign government, governmental, regulatory or administrative authority, department, commission, board, bureau, agency or instrumentality or any court, tribunal, or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), which could reasonably be expected to have a material adverse effect on any portion of the Real Estate or the interests of Seller, TLP or Baron therein, or Seller's ability to perform its obligations under this Agreement and the Real Estate Leases.

            (c) The Owned Real Estate and, to Seller's knowledge, the Leased Premises, comply in all material respects with all applicable zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule, ordinance or regulations, and Seller has received no written notice of a violation of any such law, ordinance or regulation. To Seller's knowledge, there are no structural defects at the Real Estate. The Real Estate is covered by the insurance policies and arrangements set forth in SCHEDULE 2.9 attached hereto, all of which are in full force and effect.

            (d) There are no agreements with any real estate broker, leasing agent or other party that entitles or will entitle such party to any brokerage commission or payment or finder's fee as a result of the leasing or sub-leasing of any of the Real Estate to Buyer.

            (e) Each Facility Lease is in full force and effect and constitutes the entire agreement between the applicable lessor and Seller or TLP, as applicable, with respect to the Leased Premises. Each Facility Lease is valid, in full force and effect and binding upon Seller or TLP, as the case may be, and the other parties thereto in accordance with its respective terms. Neither Seller, TLP nor, to the knowledge of Seller, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Facility Lease, nor, to the knowledge of Seller, does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted under any Facility Lease.

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     2.4    TITLE; LIENS; SUFFICIENCY OF ASSETS.

            (a) Seller owns all of the Subject Assets and Seller has and is conveying to Buyer hereunder good title to all of its personal property, tangible and intangible, included in the Subject Assets. None of such property or assets of Seller, tangible or intangible, is subject to any Lien. No financing statement under the Uniform Commercial Code with respect to any of the Subject Assets is active in any jurisdiction and Seller has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. Upon delivery to Buyer of the instruments of transfer referred to in Section 1.5 hereof, Buyer will receive good and valid title to all of the Subject Assets, free and clear of all Liens.

            (b) The Subject Assets are all of the assets (other than the Vehicles) used or held for use exclusively in the Business as the same has been operated prior to the date hereof and the Subject Assets constitute all of the assets necessary for Buyer to continue to operate the Business as it has been operated prior to Closing.

     2.5 LAUNDRY LEASES. SCHEDULE 1.1(a)(i) hereto contains a true, correct and complete list of (i) the location of each Laundry Lease as of November 30, 2004, (ii) the expiration date of each Laundry Lease, (iii) to Seller's knowledge, the number and type of each Machine (including only laundry machines, washers and dryers) at each Laundry Lease location as of December 14, 2004, (iv) the vend prices at each Laundry Lease location, and (v) the commission payments and net revenues after commission for each Laundry Lease location for each of the years ended December 31, 2002 and 2003 and the eleven-month period from January 1, 2004 through November 30, 2004. Neither Seller nor TLP has changed its collection schedule or collection practices for the Laundry Lease locations since prior to January 1, 2004 and all collections made from the Laundry Lease locations through the Closing Date have been made in the ordinary course of business and consistent with Seller's past practice in the Business. True and correct copies of all the Laundry Leases have been delivered or made available to Buyer prior to the date hereof. Each of the Laundry Leases is valid, in full force and effect and binding upon Seller or TLP, as applicable, and the other parties thereto in accordance with its respective terms. Except as described in
SCHEDULE 2.5, neither Seller, TLP, nor, to the knowledge of Seller, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Laundry Lease, nor, to the knowledge of Seller, does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted under any Laundry Lease. Except as described in SCHEDULE 2.5, Seller has no knowledge of (i) any fact (other than consummation of this Agreement, as to which no representation is made) which would result in the termination, amendment, modification or breach of any Laundry Lease and (ii) any desire or intention of any party to renegotiate, terminate, amend, modify or materially reduce the services of Seller or TLP under any Laundry Lease. Except for consents, approvals and notices required under the Laundry Leases, no consent or approval of or prior notice to any third party is required in order to assign all of the Laundry Leases to Buyer or otherwise as a result of the consummation of the transactions contemplated by this Agreement. Assuming all of such consents and approvals are obtained, after giving effect to the transactions contemplated by this Agreement, each of the Laundry Leases will be valid and effective in accordance with its terms, and fully enforceable by Buyer against the other party thereto. To Seller's knowledge, SCHEDULE 2.5 sets forth a correct

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and complete list of all bonds (performance or other), letters of credit, guarantees (other than minimum rental payment guarantees under Laundry Leases) and similar arrangements relating to the Laundry Leases.

     2.6    FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

            (a) Attached hereto as SCHEDULE 2.6(a)(i) are unaudited statements of income of the Business for the nine-month period ended September 30, 2004 and the year ended December 31, 2003 (collectively, the "INCOME STATEMENTS"). The Income Statements (i) except as specifically noted therein, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied consistently with Seller's past practices and (ii) are complete and correct in all material respects except as specifically noted therein and present fairly in all material respects the results of operations of the Business as of such dates and for the periods covered thereby. SCHEDULE 2.6(a)(ii) also includes certain financial information relating to the Business and such information is complete and correct in all material respects and presents fairly in all material respects the information it purports to state at the dates and for the periods presented in such information.

            (b) As of the date hereof, Seller and TLP have no liabilities of any nature relating to the Business, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or contingent or potential liabilities relating to the conduct of the Business or the activities of TLP prior to the date hereof, regardless of whether claims in respect thereof have been asserted), whether or not of a type required to be shown on a balance sheet prepared in accordance with GAAP, except
(i) liabilities reflected in Schedules furnished to Buyer hereunder as of the date hereof (only to the extent of the amount so disclosed) and (ii) prorations of expenses made between Seller and Buyer with respect to Laundry Leases made in accordance with the terms of this Agreement.

     2.7 EQUIPMENT. The Route Equipment and the Equipment Inventory constitute all of the Machines used or held for use by Seller and TLP in the Business. All of the Route Equipment and Equipment Inventory (i) is in good operating condition, ordinary wear and tear excepted, in each case taking into account age and (ii) has been maintained in a manner consistent with the past maintenance practices of Seller. The number of new washers and dryers included in the Equipment Inventory as of the Closing is at least 1,400 (with washer and dryer units counted as provided in SCHEDULE 1.4(a)). The number of used washers and dryers included in the Equipment Inventory as of the Closing is at least 4,100 (with washer and dryer units counted as provided in SCHEDULE 1.4(a)).

     2.8 TAXES. Each of Seller and TLP has timely filed all federal, state, local and foreign income, excise and franchise Tax Returns (as defined below), real estate and personal property Tax Returns, sales and use Tax Returns and other Tax Returns required to be filed by it and has paid all Taxes owing by it, except Taxes which have not yet accrued or otherwise become due. All Taxes and other assessments and levies which Seller or TLP is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities except where the failure to withhold or collect and pay over could not reasonably be expected to have a material adverse effect on the Subject Assets or the Business or the condition (financial or

                                       16
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otherwise) thereof. To Seller's knowledge, neither Seller, TLP nor the Business is the subject of any audit or of any proposed deficiencies from any taxing authority. At all times since its formation, TLP has been treated as a partnership for federal income tax purposes. As used herein, "Taxes" shall mean all federal, state, local, foreign, and other taxes, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value-added, real or personal property, transfer, registration, environmental (including taxes under Section 59A of the Code), taxes imposed under Code Section 1374, social security (or similar), unemployment, disability, estimated, alternative minimum or add-on minimum, capital stock, windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity. As used herein, "Tax Return" shall mean any return (including any information statement), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, a governmental body in connection with the determination, assessment, collection or payment of any Tax. Neither Seller nor TLP is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, whether as a result of the transactions contemplated by this Agreement or otherwise.

     2.9 INSURANCE. The Business and the Subject Assets are insured to the extent disclosed in SCHEDULE 2.9 attached hereto and all insurance policies and arrangements of Seller and TLP relating to the Subject Assets and/or the Business are disclosed in SCHEDULE 2.9 attached hereto. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and each of Seller and TLP is in compliance in all material respects with the terms of such policies. Except as disclosed in SCHEDULE 2.9, there is no claim by Seller or TLP relating to the Subject Assets or the Business pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer.

     2.10 ABSENCE OF CERTAIN CHANGES. Since September 30, 2004, each of Seller and TLP has conducted the Business only in the ordinary course and consistently with past practices, and except as disclosed in SCHEDULE 2.10 attached hereto there has not been:

            (a) Any change in the Subject Assets, the Business or the condition (financial or otherwise) thereof, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse;

            (b) Any contingent liability incurred by Seller or TLP relating to the Business as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Seller or TLP;

            (c) Any Lien placed on any of the Subject Assets or the assets of TLP which remains in existence on the date hereof;

                                       17
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            (d)    Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by Seller or TLP relating to the Business, other than obligations and liabilities incurred in the ordinary course of business;

            (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Seller or TLP relating to the Business other than in the ordinary course of business;

            (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any material asset included in the Subject Assets or the Business;

            (g) Any labor dispute or claim of unfair labor practices involving any employees of Seller or TLP rendering services principally to the Business;

            (h) any change in the compensation or benefits (in the form of salaries, wages, incentive arrangements, loans, severance or termination pay or otherwise) payable or to become payable by Seller or TLP to any of its officers, employees, agents or independent contractors rendering services principally to the Business, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors, except in the ordinary course of business consistent with past practices;

            (i) any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into with any officer, director or employee of Seller rendering services principally to the Business, except in the ordinary course of business consistent with past practices;

            (j) Any change, or, to Seller's knowledge, any prospective change, with respect to the officers or management of Seller or TLP rendering services principally to the Business;

            (k) Any change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices, general route collection practices or schedules or pricing policies used by Seller or TLP with respect to the Business;

            (l) Any transaction relating to the Business other than transactions in the ordinary course of business;

            (m) Any sale by Seller or TLP of any laundry equipment, laundry lease or capital asset which is used or held for use principally in the Business for consideration of more than $75,000;

            (n) Any change in Seller's or TLP's business organization or business relationships with suppliers, customers and others having business relations with Seller or TLP relating to the Business;

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

            (o) Any change in the kind and amount of insurance maintained by Seller or TLP relating to the Business; or

            (p) Any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events, or require Seller or TLP to take any of the actions, specified in paragraphs (a) through
(o) above.

     2.11   INTELLECTUAL PROPERTY.

            (a) For purposes of this Agreement, "SELLER INTELLECTUAL PROPERTY" means all know-how, trade secrets, inventions, confidential or proprietary information, research in progress, designs, prototypes, customer lists, technical information, data, technology, plans, drawings and blue prints owned or used or held for use by Seller o or TLP exclusively in the Business or otherwise necessary to conduct the Business as currently conducted and as proposed to be conducted. It is expressly agreed that Seller Intellectual Property under this Agreement does not include any of the foregoing items that Seller uses in connection with its laundry room business as a whole, rather than solely in connection with the Business in the Territory.

            (b) Each of Seller and TLP exclusively owns or possesses adequate and enforceable rights to use, license, distribute, transfer and bring infringement actions with respect to, in each case without any obligation or payment to a third party, all of the Seller Intellectual Property, free and clear of all Liens.

            (c) There are no pending, or, to Seller's knowledge, threatened claims against Seller, TLP or any of their respective employees alleging that
(i) any of the Seller Intellectual Property or the Business infringes or conflicts with the rights of any other party under any patent, trademark, service mark, copyright, trade secret, confidential information or other intellectual property ("THIRD PARTY RIGHTS") or (ii) Seller or TLP or any of their respective employees has misappropriated any Third Party Rights.

            (d) Neither the Business nor any of the Seller Intellectual Property, infringes or conflicts with any Third Party Rights and neither Seller, TLP nor any of their respective employees has misappropriated any Third Party Rights. Neither Seller nor TLP has received any communications alleging that any of Seller Intellectual Property is invalid or unenforceable. Except as set forth in SCHEDULE 2.11, to Seller's knowledge, no third party has violated or infringed on or is violating or infringing on any of the Seller Intellectual Property. Except as set forth in SCHEDULE 2.11, neither Seller nor TLP has any licenses or other agreements under which it is granted rights by others in any Seller Intellectual Property.

            (e) No current or former employee or consultant of Seller or TLP owns or, to the knowledge of Seller, has claimed any rights in or to, any of the Seller Intellectual Property and no employee of Seller or TLP has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Seller or TLP, as the case may be.

            (f)    Neither Seller nor TLP (i) except as set forth on
SCHEDULE 2.11, has directly or indirectly licensed or granted to anyone rights of any nature with respect to any of the

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Seller Intellectual Property; and (ii) is obligated to or pays royalties or other fees to anyone with respect to the ownership, use, license or transfer of any of the Seller Intellectual Property.

     2.12 CONTRACTS. Other than the Laundry Leases, SCHEDULE 2.12 hereto lists all of the following executory contracts, commitments, plans, agreements and licenses to which Seller or TLP is a party or to which it is subject which relate principally to the Business and/or the Subject Assets (complete and correct copies (written descriptions in the case of any oral agreements) of which have been delivered to Buyer), (collectively, "MATERIAL CONTRACTS"):

            (a) any employment contract or any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union

            (b) any contract or agreement for the purchase of any asset, material or equipment for $25,000 or more which is used principally in the Business;

            (c) any other contracts or agreements creating any obligation of Seller or TLP of $25,000 or more with respect to any such contract;

            (d) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

            (e) any contract or agreement which by its terms does not terminate or is not terminable without penalty by Seller or TLP (or any successor or assign) on six (6) months notice;

            (f) any contract or agreement not made in the ordinary course of business;

            (g) any contract with any dealer, sales representative, sales agent or distributor of the Business;

            (h) any contract or agreement containing covenants limiting the freedom of Seller or TLP to compete in any line of business or with any person or entity;

            (i) any contract or agreement for the purchase of any fixed asset, whether or not such purchase is in the ordinary course of business;

            (j) any license agreement (as licensor or licensee) other than software license agreements used by Seller for its entire laundry room business, which are not being transferred or licensed under this Agreement;

            (k) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

            (l) any bond (bid, performance or other), letter of credit, agreement of guarantee, surety or indemnification (other than in favor of Seller), or any commitment to issue any such bond, letter of credit, agreement of guarantee, surety or indemnification;

            (m) any contract or agreement with any current or former officer, employee, consultant, director or stockholder of Seller or TLP or with any persons or organizations controlled by or affiliated with any of them;

            (n) any partnership, joint venture, or other similar contract, arrangement or agreement; or

            (o) other than Laundry Leases, any programs, agreements or arrangements with respect to prepaid rent, guaranteed commissions, laundry facility renovations and other similar arrangements.

     Each Material Contract is valid and is in full force and effect and constitutes the legal, valid and binding obligation of Seller or TLP, as applicable, and, to the knowledge of Seller, the other parties thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Neither Seller, TLP, nor, to the knowledge of Seller and except as disclosed in SCHEDULE 2.12 attached hereto, any other party to any Material Contract, is in default under, or in violation of, any provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a default thereof on the part of Seller or TLP or, to the knowledge of Seller, on the part of any other party thereto in any such case that could reasonably be expected to have a Material Adverse Effect.

     2.13 LITIGATION. Except as set forth in SCHEDULE 2.13 attached hereto, there is no litigation, claim or governmental or administrative proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or TLP or any of their affiliates relating to or affecting any of the Subject Assets or the Business, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 2.13 attached hereto sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought.

     2.14 COMPLIANCE WITH LAWS. Each of the Business, Seller's operation thereof and TLP is currently in compliance in all material respects and, to Seller's knowledge, has in the past complied in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any Governmental Authority. Except as disclosed in SCHEDULE 2.14 attached hereto, to Seller's knowledge, neither Seller nor TLP has received with respect to the Business any notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation that has not been fully and finally resolved without the need or expectation of any further action or any further liability.

     2.15 FINDER'S FEES. Neither Seller nor TLP has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     2.16 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 2.16 attached hereto lists all material permits, registrations, licenses, franchises, certifications and other approvals

(collectively, the "APPROVALS") obtained by each of Seller and TLP from any third party with respect to the Business. Each Approval is validly held by Seller or TLP, as applicable, is in full force and effect, and Seller or TLP is operating in compliance therewith, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect. The Approvals include, but are not limited to, those required in order for Seller and TLP to conduct the Business under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. None of the Approvals is subject to termination as a result of the execution of this Agreement by Seller or the consummation of the transactions contemplated hereby, and, to the knowledge of Seller, except for general business licenses, Buyer will not be required to obtain any further Approvals to continue to conduct the Business after the Closing. Neither Seller nor TLP is subject to or bound by any agreement, judgment, decree or order which could reasonably be expected to have a Material Adverse Effect.

     2.17 RELATED PARTIES. Except as set forth in SCHEDULE 2.17, (a) since January 1, 2001, with respect to the Business, there have been no transactions between Seller, TLP and any Related Party (as defined below) or any payment (however characterized) by Seller or TLP to any Related Party or by any Related Party to Seller or TLP, (b) there is no Laundry Lease, Facility Lease, Material Contract or other lease, agreement or commitment between Seller or TLP and any Related Party with respect to the Business and (c) no Related Party has any interest in any of the Subject Assets. For purposes of this Agreement, a Related Party shall mean (A) an individual who is an officer, director or stockholder of Seller or TLP (or one of is partners), (B) any member of the family of, or any individual who has the same home as, any individual (or the spouse of any such individual) described in clause (A) above, (C) any trust, estate or partnership of which an individual described in clause (A) or (B) above is a grantor, fiduciary, beneficiary or partner or (D) any person or entity (or any subsidiary of such person or entity) of which one or more persons or entities described in clause (A), (B) or (C) above have either (x) aggregate record or beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of at least 10% of the outstanding equity securities or at least 10% of the outstanding voting securities or (y) the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

     2.18   EMPLOYEE BENEFIT PROGRAMS.

            (a) SCHEDULE 2.18 attached hereto sets forth a description of every Employee Program (as defined below) that has been maintained (as such term is further defined below) by Seller or TLP and provided to any employees rendering services principally to the Business at any time during the three (3) years prior to the date hereof.

            (b) Each Employee Program listed on SCHEDULE 2.18 hereto that has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service (the "IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed).

Neither Seller nor TLP maintains an Employee Program intended to qualify under
Section 501(c)(9) of the Code and any such Employee Program previously maintained by Seller or TLP has been properly terminated in accordance with ERISA and the Code.

            (c) There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by Seller or TLP. With respect to any Employee Programs now or heretofore maintained by Seller or TLP, there has occurred no (i) "prohibited transaction" as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, other than as disclosed in the audited financial statements of such Employee Program or (ii) breach of any duty under ERISA or other applicable law which, in the case of either of (i) or (ii), could result directly or indirectly in any taxes, penalties or other liability to Buyer, Seller, TLP or any affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Seller, threatened with respect to any such Employee Program. All payments and/or contributions required to have been made with respect to all Employee Programs either have been made or have been accrued.

            (d) Except as set forth in SCHEDULE 2.18 attached hereto, neither Seller, TLP nor any of their respective affiliates has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program that is subject to Title IV of ERISA, Section 401(a) or Section 412 of the Code, including, without limitation, any Multiemployer Plan.

            (e) No Employee Program that has been maintained by Seller or TLP will obligate Buyer to assume or perform any obligation thereunder as a result of the transactions contemplated by this Agreement or any agreement or document executed pursuant hereto.

            (f)    For purposes of this Section 2.18:

                   (i) "EMPLOYEE PROGRAM" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA
     Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, employment or change in control agreements, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                   (ii) An entity "MAINTAINS" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee

     Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                   (iii) An entity is an "AFFILIATE" of Seller or TLP for purposes of this Section 2.18 if it would have ever been considered a single employer with Seller or TLP, as the case may be, under ERISA Section 4001(b) or part of the same "controlled group" as Seller for purposes of ERISA Section 302(d)(8)(C); and

                   (iv) "MULTIEMPLOYER PLAN" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     2.19   ENVIRONMENTAL MATTERS.

            (a)    Except as set forth in SCHEDULE 2.19 attached hereto,
(i) neither Seller nor TLP has generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any of the Owned Real Estate or, to Seller's knowledge, at any of the Leased Premises or, any other site presently or formerly owned, operated, leased, or used by Seller or TLP in the Business, or has ever come to be located in the soil or groundwater at any such site;
(iii) to Seller's knowledge, no Hazardous Material has ever been transported from any of the Real Estate or from any other site presently or formerly owned, operated, leased, or used by Seller or TLP in the Business for treatment, storage, or disposal at any other place; (iv) no underground storage tanks are located on any of the Owned Real Estate or, to Seller's knowledge, on any of the Leased Premises, and, neither Seller nor TLP presently owns, operates, leases, or uses, nor has Seller or TLP previously owned, operated, leased, or used any other site in the Business on which underground storage tanks are or were located; and (v) no Lien has ever been imposed by any governmental agency on any of the Real Estate or on any other property, facility, machinery, or equipment owned, operated, leased, or used by Seller or TLP in connection with the presence of any Hazardous Material.

            (b)    Except as set forth in SCHEDULE 2.19 attached hereto,
(i) neither Seller nor TLP has any liability under, nor has Seller or TLP ever violated in any material respect, any Environmental Law (as defined below); (ii) each of Seller and TLP, the Owned Real Estate and, to Seller's knowledge, the Leased Premises and any other property operated, leased, or used by Seller or TLP in the Business, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws;
(iii) neither Seller nor TLP has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Seller has no knowledge that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

            (c) Except as set forth in SCHEDULE 2.19 attached hereto, to Seller's knowledge, neither the Real Estate nor (excluding the Laundry Lease locations) any other site owned, operated, leased, or used by Seller or TLP in the Business contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, any toxic mold, mildew or fungi, or any urea formaldehyde foam insulation.

            (d) Seller has provided to the Buyer copies of all documents, records, and information available to Seller or TLP concerning any environmental or health and safety matter relevant to the Business, whether generated by Seller, TLP or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

            (e) For purposes of this Section 2.19, (i) "HAZARDOUS MATERIAL" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law; (ii) "HAZARDOUS WASTE" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "ENVIRONMENTAL LAW" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "SELLER" shall mean and include Seller, its predecessors and all other entities for whose conduct Seller is or may be held responsible under any Environmental Law.

     2.20   LABOR AND EMPLOYMENT MATTERS

            (a) SCHEDULE 2.20(a) attached hereto sets forth a true and complete list of all employees of Seller and TLP as of the date hereof that perform services primarily for the Business ("BUSINESS EMPLOYEES"), indicating each Business Employee's full- or part-time status, position, annual base salary or hourly rate and bonus potential, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such Business Employee at the Closing or otherwise in connection with the transactions contemplated hereby. SCHEDULE 2.20(a) contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used primarily with respect to the operation of the Business and classified by the Seller or TLP as other than Business Employees or compensated other than through wages paid by Seller or TLP through its payroll department and reported on a form W-4 ("CONTINGENT WORKERS"), showing for each Contingent Worker such individual's role in the business, fee or compensation arrangements and other contractual terms with Seller or TLP. All Business Employees are employed at-will. Neither Seller not TLP is delinquent in payments to any of such Business Employees or Contingent Workers for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such Business Employees and Contingent Workers. Except as set forth in SCHEDULE 2.20(a) attached hereto, upon termination of the employment of any Business Employee, Seller will not by reason of the consummation of the transactions contemplated by this Agreement or otherwise be liable to any Business Employee for so called "severance pay" or any other payments. Except as set forth in SCHEDULE 2.20(a) attached hereto, neither Seller nor TLP has, or within the last three (3) years has had, any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment of any Business Employee or Contingent Worker. Each of Seller and TLP is in compliance and, to Seller's knowledge, each of Seller and TLP has in the past complied, in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in SCHEDULE 2.20(a) attached hereto, neither Seller nor TLP has received notice of any investigation by any governmental agency concerning Seller's or TLP's compliance with any employment-related laws or regulations including, without limitation, laws or regulations regarding the payment of wages, payment of overtime pay, payment of minimum wages or workplace safety and health. There are no charges and, to the knowledge of Seller, there are no facts or circumstances that could give rise to charges with respect to the Business Employees, the Contingent Workers or the Business, of employment discrimination, wrongful termination, sexual harassment (including the creation of a hostile work environment), breaches of express or implied employment arrangements, or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending, or to the knowledge of Seller, threatened against or involving the Business Employees, the Contingent Workers or the Business. There are no grievances, complaints or charges that have been filed against Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) with respect to the Business Employees, the Contingent Workers or the Business, and no claim therefore has been asserted. Except as set forth on SCHEDULE 2.20(a), no collective bargaining agreements relating to any Business Employee are in effect or are currently being or are about to be negotiated by Seller or TLP and, to Seller's knowledge, no union claims or demands to represent any Business Employee or Contingent Worker. Each of Seller and TLP is, and, to Seller's knowledge, each of Seller and TLP at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986. Neither Seller nor TLP is subject to any affirmative action obligations under any law, including without limitation, Executive Order 11246; provided that no representation is made regarding any affirmative action obligations, if any, that are included in any Laundry Leases. To the extent that any Contingent Workers are employed, each of Seller and TLP has properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

            (b) Except as set forth on SCHEDULE 2.20(b) attached hereto, neither Seller nor TLP has experienced a "plant closing," "business closing," or "mass layoff" as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of Seller or TLP or one or more facilities or operating units within any site of employment or facility of Seller or TLP, and, during the 90-day period preceding the date hereof, no Business Employee has suffered an "employment loss," with respect to Seller or TLP as defined in the WARN Act. SCHEDULE 2.20(b) sets forth for each current or former employee of Seller or TLP who has suffered such an "employment loss" during the 90-day period preceding the date hereof (i) the name of such employee
(ii) the date of hire of such employee, (iii) such employee's regularly scheduled hours over the six month period prior to such "employment loss", and
(iv) such employee's last job title(s), location, assignment(s) and department(s).

     2.21 CUSTOMERS. SCHEDULE 2.21 attached hereto sets forth a true and complete list of all customer accounts that accounted for $10,000 or more of the revenues of the Business for the

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eleven (11) months ended November 30, 2004, showing with respect to each, the location number and dollar value involved (collectively, the "CUSTOMERS"). The relationship of Seller and TLP with the Customers are good commercial working relationships. Except as set forth on SCHEDULE 2.21, to Seller's knowledge, no Customer has canceled or otherwise terminated its relationship with Seller or TLP, or has during the last twelve (12) months decreased materially its usage of the services of Seller or TLP nor, to the knowledge of Seller, does any Customer have any plan or intention to do any of the foregoing.

SECTION 3.  COVENANTS OF SELLER

     3.1 SELLER CONFIDENTIAL INFORMATION. After the Closing Date, neither Seller, nor any affiliate of Seller will for any reason, directly or indirectly, for itself or any other entity or person, use or disclose any trade secrets, confidential information, know-how, proprietary information or other Seller Intellectual Property transferred pursuant to this Agreement; PROVIDED, HOWEVER, that this Section 3.2 shall not apply to information (i) which is, or at any time becomes, available in the public domain (other than as a result of disclosure by Seller or any affiliate of Seller), (ii) which is required to be disclosed by law or court or administrative order (provided that Buyer is given written notice of such required disclosure and a reasonable opportunity to take steps to maintain the confidentiality thereof), or (iii) which Buyer authorizes in writing may be disclosed. Notwithstanding anything herein to the contrary, the obligations of Seller under this Section 3.1 shall be binding upon Seller's successors and assigns.

     3.2 NOTICE OF BREACH. Promptly upon the occurrence of, or promptly upon Seller becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known prior to the date hereof, of any of the representations, warranties or covenants of Seller contained in this Agreement, Seller shall give detailed written notice thereof to Buyer, and Seller shall use its best efforts to prevent or promptly remedy the same.

     3.3 GENERAL COOPERATION. Seller shall, at the request of Buyer, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every further act, deed, conveyance, transfer and assurance as Buyer may reasonably request in order to evidence and otherwise facilitate the consummation of the transactions contemplated by this Agreement and the agreements and instruments contemplated hereby.

     3.4    EMPLOYEES.

            (a) Effective as of 11:59 p.m. on January 9, 2005 (the "TERMINATION DATE"), Seller shall terminate the employment of each Business Employee. Buyer shall offer employment to each such terminated Business Employee as of the Closing Date as Buyer may determine. The Business Employees that accept Buyer's offer of employment are referred to as "NEW EMPLOYEES." Buyer specifically reserves to itself the right to employ such of the Business Employees as it may determine in its sole and absolute discretion. New Employees shall be considered to be employed "at will" and nothing in this Agreement shall be construed as a commitment or obligation of Buyer to offer employment to, accept for employment, or otherwise continue the employment of, any of the Business Employees. For a period of two years from the Closing Date, except with the prior written consent of Buyer, Seller will not, and will cause its

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affiliates not to, solicit, offer to employ or otherwise interfere with the relationship of Buyer with any New Employee or any other employee of Buyer rendering service for Buyer in connection with the Business; provided that this covenant shall not restrict Seller or any of its affiliates from soliciting, offering employment, or hiring any person who becomes a New Employee on the Closing Date but is thereafter terminated by Buyer for any reason, or who thereafter terminates his or her own employment with Buyer for any reason, in each case at least ninety (90) days prior to the date that Seller or any of its affiliates solicits or offers employment to such person.

            (b) Seller shall pay and be liable for all wages, salaries, commissions, severance payments, vacation, sick time and personal time accrued but not taken as of the Termination Date, other compensation and payroll items and the cost of all fringe benefits provided to Business Employees which shall have become due for work performed as of and through the Termination Date, and Seller shall collect and pay all Taxes in respect thereof. Through and including January 31, 2005; Seller will continue to provide medical and dental insurance coverage for all New Employees.

            (c) Seller acknowledges and agrees that Buyer is not assuming and shall not have any obligations or liabilities under any benefit plan or arrangement maintained by, or for the benefit of employees of, Seller, including without limitation obligations for severance or sick days, personal days or vacation accrued but not taken as of the Termination Date.

            (d) Seller will pay and be liable for any obligations or liabilities that may arise from the actual or constructive termination as of or after the Closing Date of the employment of any Business Employee, including, without limitation, in connection with the "employment loss" of any Business Employees under the Worker Adjustment and Retraining Notification Act 29 U.S.C. Sections 2101-2109 and the related regulations (the "WARN ACT") and any similar state law. Seller shall provide all statutory notices relating to the termination of the employment of any Business Employees, including, without limitation, those required under the WARN Act.

            (e) Seller will make severance and bonus payments to Business Employees in accordance with the terms of the Bonus Plan (as defined in Section 3.8) described on SCHEDULE 3.4 hereto and Seller will not otherwise make any severance, bonus or similar payments to any Business Employees.

            (f) Buyer acknowledges that it will not be a successor employer of Seller's employees; therefore, Buyer will not be responsible for payroll reporting obligations for Seller's employees as it relates to their employment with Seller.

            (g) No provision of this Section 3.4 is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

            (h) Seller shall be responsible for providing any Business Employee or former Business Employee, other than any New Employee, whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs prior to the Closing Date (and such Business Employee's or former Business Employee's "qualified beneficiaries" within the meaning of Section 4980B(f)) with continuation of group health coverage required by Section 4980B(f)

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under the terms of the applicable group health plan maintained by Seller and to the extent required by law.

     3.5 ACCESS TO INFORMATION. Seller acknowledges that Buyer's parent, Mac-Gray Corporation, is and may in the future be required to make certain filings with the Securities and Exchange Commission regarding the transactions contemplated by this Agreement, including without limitation a Current Report on Form 8-K (collectively, "SEC Filings"). Seller shall provide to Buyer and its accountants, at no cost to Buyer, copies of such financial, business and other records, information and documents related to the Business, Seller's operation thereof and TLP (including work papers of Seller's independent auditors) that is reasonably available to Seller as Buyer may request in order to timely prepare and file any SEC Filing. In addition, Seller shall provide access to Buyer and its accountants to (and permit copies to be made of) all financial, business and other records, information and documents of Seller and the Business that Buyer may deem necessary to timely prepare any SEC Filings.

     3.6 2004 INCOME STATEMENTS. Seller will deliver to Buyer as promptly as practicable and in event no later than February 14, 2005, unaudited statements of income of the Business for the three- and twelve- month periods ended December 31, 2004 (the "2004 INCOME STATEMENTS"). The 2004 Income Statements will (i) except as specifically noted in the 2004 Income Statements, be prepared in accordance with GAAP applied consistently with Seller's past practices and
(ii) be complete and correct in all material respects and present fairly in all material respects the results of operations of the Business for the periods covered thereby.

     3.7 UPDATED SCHEDULES. Seller will deliver to Buyer by January 31, 2005 revised SCHEDULES 1.1(a)(i) (including Mastercard names and numbers), 1.1(a)(v) and 1.1(b)(VIII) all updated as of the Closing Date..

     3.8 BONUS PLAN. Seller (a) will adopt a cash bonus plan for the benefit of the Business Employees, including the New Employees (the "BONUS PLAN"), which will be in effect as of the Closing Date, (b) will not, after the Closing, take any action that would accelerate or increase any payment under the Bonus Plan to any New Employee or otherwise make or cause to be made, directly or indirectly, any severance, bonus or similar payment to any New Employee other than in accordance with the terms of the Bonus Plan, and (c) will comply with the terms of the Bonus Plan, including the payment of bonuses to New Employees in the amounts and at the times set forth in the Bonus Plan.

     3.9 PUT RIGHT. Seller acknowledges and agrees that it intends to transfer to Buyer all of its rights under the TLP Partnership Agreement and the TLP Put/Option. Notwithstanding the foregoing sentence, if Seller is not able or entitled to transfer all of its rights under the TLP/Put Option, at Buyer's written request, Seller shall as expeditiously as possible, and in no event later than three (3) business days following receipt of Buyer's written request, exercise its right to purchase the limited partner interest of TLP under the terms and conditions of the TLP Partnership Agreement and the TLP Put/Option. On the same date Buyer shall purchase from Seller and Seller shall sell to Buyer such limited partner interest free and clear of all Liens for a purchase price of one million dollars ($1,000,000) to be paid in immediately available funds on the same date.

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SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

     4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to Seller as follows:

     4.2 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

     4.3 AUTHORITY. Buyer has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Buyer, and no other action on the part of Buyer is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to or as contemplated by this Agreement constitute, or will when executed and delivered by Buyer constitute, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument:

            (a) do not and will not violate any provision of the charter or by-laws of Buyer;

            (b) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (including any Governmental Authority) that has not been obtained or made, except for required notification filings under the HSR Act and except for such violations or failures that have not, and would not reasonably be expected to have, a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement; and

            (c) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Buyer is a party or by which the property of Buyer is bound or affected, except where such breach, default, acceleration, failure or termination has not had, and would not reasonably be expected to have, a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of Buyer.

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

     4.4 LITIGATION. There is no litigation pending or, to Buyer's knowledge, threatened against it which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     4.5 FINDER'S FEES. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with this Agreement or the transactions contemplated hereby.

     4.6 DOMESTIC RENTAL BUSINESS. Buyer does not as of the date hereof, engage in the "domestic rental business" in any of the metropolitan areas in which Laundry Leases are located. For purposes of this Section 4.6, "domestic rental business" means the rental of washers, dryers and refrigerators to individual domestic customers and to multi-family property owners or managers, solely for use in private residences or individual units of multi-family buildings.

SECTION 5.  COVENANTS OF BUYER.

     5.1 GENERAL COOPERATION. Buyer shall, at the request of Seller, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every further act, deed, conveyance, transfer and assurance as Seller may reasonably request in order to evidence and otherwise facilitate the consummation of the transactions contemplated by this Agreement and the agreements and instruments contemplated hereby.

SECTION 6.  SURVIVAL OF WARRANTIES; FEES AND EXPENSES.

     6.1 SURVIVAL OF WARRANTIES. All representations, warranties, agreements, covenants and obligations herein or in any Schedule or certificate delivered by any party incident to the transactions contemplated hereby are material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by or knowledge of such party and shall not merge into the performance of any obligation by any party hereto, subject to the provisions of Section 7 hereof.

     6.2 FEES AND EXPENSES. Except as otherwise expressly provided herein to the contrary, each of the parties hereto will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith, whether or not such transactions are consummated.

SECTION 7.  INDEMNIFICATION.

     7.1 INDEMNIFICATION BY SELLER. Seller and its respective successors and permitted assigns will subsequent to the Closing jointly and severally indemnify and hold harmless Buyer, its Subsidiaries (including without limitation, TLP) and their affiliates and their respective officers, directors, employees and agents (individually, a "BUYER INDEMNIFIED PARTY" and collectively, the "BUYER INDEMNIFIED PARTIES") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in

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investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against (collectively "LOSSES" and individually a "LOSS") any Buyer Indemnified Party arising out of, based upon or in connection with:

            (a) fraud or an intentional misrepresentation by Seller of any of its representations or warranties in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement (including without limitation, the Occupancy Agreement, the License Agreement and the Services Agreement);

            (b) any breach of any representation or warranty made by Seller in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement (including without limitation, the Occupancy Agreement, the License Agreement and the Services Agreement);

            (c) any breach of any covenant or agreement made by Seller in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement (including without limitation, the Occupancy Agreement, the License Agreement and the Services Agreement);

            (d) any liability relating to Seller's failure to comply with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors;

            (e) any liability of Seller or the Business other than the Assumed Liabilities;

            (f) except for the Assumed TLP Liabilities, any and all liabilities of TLP of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising, including without limitation, any liability arising out of, resulting from, or relating to the operation of the Business prior to the Closing, including in connection with events commencing or occurring or circumstances existing prior to the Closing and continuing after the Closing; or

            (g) any liability of TLP or Buyer (as general partner of TLP or otherwise) to the limited partner of TLP, whether under the TLP Partnership Agreement, the TLP Put/Option or otherwise, in excess of $2,600,000 in the aggregate (including for purposes of determining such liability all amounts payable to the limited partner of TLP pursuant to the TLP Put/Option assuming an exercise of the option to purchase the limited partner interest between May 1, 2006 and June 30, 2006).

     For purposes of this Agreement, "ASSUMED TLP LIABILITIES" means (i) the obligations of TLP under the Laundry Leases of TLP listed on SCHEDULE 1.1(a)(i) attached hereto, but only to the extent such obligations: (A) arise after the Closing Date; (B) do not arise from or relate to any breach by TLP of any provision of any such Laundry Lease; (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time or both, would constitute or result in a breach by TLP, Buyer or any of their respective affiliates of any provision of any such Laundry Lease; and (D) are ascertainable solely by reference to the express terms of such Laundry Leases.

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

     Claims under clauses (a) through (g) of this Section 7.1 shall be hereinafter collectively referred to as "BUYER INDEMNIFIABLE CLAIMS," and Losses in respect of such claims shall be hereinafter collectively referred to as "BUYER INDEMNIFIABLE LOSSES."

     7.2    LIMITATIONS ON INDEMNIFICATION BY SELLER.

            (a) MAXIMUM INDEMNIFICATION. Subject to the exceptions set forth in subsection (d)(ii) of this Section 7.2, the obligation of Seller to indemnify Buyer Indemnified Parties in respect of any Buyer Indemnifiable Losses described in or arising under Section 7.1(b) ("REPRESENTATION AND WARRANTY LOSSES") shall be limited, in the aggregate, to an amount equal to nine million dollars ($9,000,000) (the "INDEMNITY CAP AMOUNT").

            (b) SELLER'S BASKET. Subject to the exceptions set forth in subsection (d)(ii) of this Section 7.2, no indemnification shall be payable with respect to Representation and Warranty Losses except to the extent the cumulative amount of all Representation and Warranty Losses under Section 7.1(b) exceeds nine hundred thousand dollars ($900,000.00) in the aggregate (the "SELLER'S BASKET"), whereupon the total amount of such Representation and Warranty Losses shall be recoverable in accordance with the terms hereof.

            (c) TIME LIMITATION. Subject to the exceptions set forth in subsection (d)(ii) of this Section 7.2, no indemnification shall be payable to a Buyer Indemnified Party with respect to any claim relating to Representation and Warranty Losses asserted more than eighteen (18) months after the Closing Date (the "EXPIRATION DATE"); provided that any claim for indemnification as to which notice has been given prior to the Expiration Date shall survive such expiration until final resolution of such claim. Notwithstanding the foregoing, no indemnification shall be payable to a Buyer Indemnified Party with respect to any claim relating to Representation and Warranty Losses arising out of a breach of the representations contained in the last two sentences of Section 2.7 that is asserted more than thirty (30) days after the Closing Inventory Count is finally determined in accordance with Section 1.11.

            (d) NO LIMITATION ON CERTAIN CLAIMS. Notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Seller's Basket, or the Indemnity Cap Amount, or any limitation as to time (other than applicable legal statutes of limitation) in seeking indemnification with respect to any of the following:

                   (i) Losses described in or arising under Sections 7.1(a), (c), (d), (e), (f) or (g);

                   (ii) Losses described in or arising under Section 7.1(b) involving a breach by Seller of any of the representations and warranties contained in Sections 2.4, 2.6, 2.8, 2.18 or 2.19 hereof.

     If the same or substantially similar facts or circumstances constitute a breach of a representation or warranty and provide the basis for a claim under Sections 7.1(a), (c), (d), (e), (f) or (g), the limitations contained in this Agreement with respect to Representation and Warranty Losses shall not apply to such claim.

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

            (e) EQUIPMENT INVENTORY. For purposes of calculating any Losses resulting from a breach by Seller of the representations contained in the last two sentences of Section 2.7, new washers and dryers shall be valued at $500 per machine and used washers and dryers shall be valued at $200 per machine.

     7.3 INDEMNIFICATION BY BUYER. Buyer and its successors and permitted assigns agree subsequent to the Closing to indemnify and hold harmless Seller, its Subsidiaries and their affiliates and their respective officers, directors, employees and agents (individually, a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES") from and against and in respect of all Losses arising out of, based upon or in connection with:

            (a) fraud or an intentional misrepresentation by Buyer of any of its representations, or warranties in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement (including without limitation, the Occupancy Agreement, the License Agreement and the Services Agreement);

            (b) any breach of any representation or warranty made by Buyer in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement (including without limitation, the Occupancy Agreement, the License Agreement and the Services Agreement);

            (c) any breach of any covenant or agreement made by Buyer in this Agreement or in any Schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement (including without limitation, the Occupancy Agreement, the License Agreement and the Services Agreement); and

            (d)    any Assumed Liability or Assumed TLP Liabilities.

     Claims under clauses (a) through (d) of this Section 7.3 shall be hereinafter collectively referred to as "SELLER INDEMNIFIABLE CLAIMS," and Losses in respect of such claims shall be hereinafter collectively referred to as "SELLER INDEMNIFIABLE LOSSES."

     7.4    LIMITATIONS ON INDEMNIFICATION BY BUYER.

            (a) MAXIMUM INDEMNIFICATION. Buyer's obligation to indemnify Seller Indemnified Parties in respect of Seller Indemnifiable Losses described in or arising under Section 7.3(b) shall be limited, in the aggregate, to an amount equal to nine million dollars ($9,000,000).

            (b) BUYER'S BASKET. No indemnification shall be payable with respect to Seller Indemnifiable Losses described in or arising under
Section 7.3(b) except to the extent the cumulative amount of all such Seller Indemnifiable Losses exceeds nine hundred thousand dollars ($900,000) in the aggregate (the "BUYER'S BASKET"), whereupon the total amount of such Seller Indemnifiable Losses shall be recoverable in accordance with the terms hereof.

            (c) NO LIMITATION ON CERTAIN CLAIMS. Notwithstanding anything herein to the contrary, Seller Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the

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

first dollar and shall not be subject to the Buyer's Basket or any maximum amount of claims, whether pursuant to this Section 7.4 or otherwise, or any limitation as to time (other than applicable legal statutes of limitation) in seeking indemnification from the Buyer with respect to Seller Indemnifiable Losses described in or arising under Sections 7.3(a), (c) or (d).

            (d)    TIME LIMITATION. Subject to the exception set forth in
Section 7.4(c), no indemnification shall be payable to a Seller Indemnified Party with respect to any claim asserted after the Expiration Date which relates to Seller Indemnifiable Losses described in or arising under Section 7.3(b); provided that any claim for indemnification as to which notice has been given prior to the Expiration Date shall survive such expiration until final resolution of such claim.

     7.5    NOTICE; DEFENSE OF CLAIMS.

            (a) NOTICE OF CLAIMS. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing (a "CLAIM NOTICE") to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except (i) to the extent that the indemnifying party shall have been materially prejudiced as a result of the failure or delay in giving such Claim Notice and (ii) that no indemnification will be payable to an indemnified party with respect to any claim for which the Claim Notice is given after expiration of the period for which such claim may be made pursuant to Section 7.2(c) or 7.4(d) (as the case may be) of this Agreement. Such Claim Notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

            (b) THIRD PARTY CLAIMS. With respect to third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party gives written notice (the "DEFENSE NOTICE") to the indemnified party stating that (i) it may be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.

     The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all identifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefore will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult

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

with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party.

     If no Defense Notice is given by the indemnifying party, or if diligent good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

            (c) NON-THIRD PARTY CLAIMS. With respect to non-third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the Claim Notice. If the indemnifying party provides written notice to the indemnified party within such 30-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter shall be submitted to J.A.M.S./Endispute, Inc. for arbitration pursuant to Section 8.9.

SECTION 8.  MISCELLANEOUS.

     8.1 LAW GOVERNING. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

     8.2 NOTICES. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday if sent for Saturday delivery) or (ii) if sent by registered or certified mail, upon the sooner of receipt or the expiration of three business (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices will be sent to the addresses set forth below or to such other address as such party may designate by notice to each other party hereunder:

            IF TO BUYER:

            Mac-Gray Services, Inc.
            c/o Mac-Gray Corporation
            22 Water Street
            Cambridge, MA  02141

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            Attn:  Chief Executive Officer

            WITH A COPY TO:

            Goodwin Procter LLP
            Exchange Place
            Boston, MA  02109
            Attn:  Robert P. Whalen, Jr., Esq.

            IF TO SELLER:

            Web Service Company, Inc.
            3690 Redondo Beach Avenue
            Redondo Beach, CA  90278
            Attn:  Chief Executive Officer

            WITH A COPY TO:

            Bill Bloomfield, Jr.
            Web Service Company, Inc.
            3690 Redondo Beach Avenue
            Redondo Beach, CA  90278

            and

            Jeffer, Mangels, Butler & Marmaro LLP
            1900 Avenue of the Stars
            Los Angeles, California  90067
            Attn: Tim Lappen, Esq.

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative.

     8.3 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

     8.4    ASSIGNABILITY; SEVERABILITY.

            (a) This Agreement shall be assignable by Buyer to any direct or indirect subsidiary of Buyer although no such assignment shall relieve Buyer of any liabilities or obligations under this Agreement. Neither this Agreement nor any term or provision hereunder may be assigned or delegated by Seller without the prior written consent of Buyer in its sole discretion. This Agreement and the obligations of the parties hereunder (including specifically but without limitation the indemnification obligations of Seller set forth in Section 7) shall be

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

binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

            (b) Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, either in time or in geographical range, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     8.5 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

     8.6    CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

            (a) "AFFILIATE" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

            (b) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

            (c) "PERSON" means an individual, corporation, partnership, association, limited liability company, trust or any unincorporated organization; and

            (d) "SUBSIDIARY" means any corporation more than fifty percent (50%) of the outstanding voting securities of which, or any partnership, joint venture, limited liability company or other entity more than fifty percent (50%) of the total equity interest of which, is owned directly or indirectly by Seller.

            (e) "EMPLOYEE" means any employee of Seller or TLP prior to or at the time of the Closing.

     8.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, and delivered by facsimile transmission, each of which counterparts shall be deemed an original, but all of which shall constitute one and the same document.

     8.8 AMENDMENTS; WAIVERS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto, or, in the case of a waiver, the party

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waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     8.9 DISPUTE RESOLUTION. Except with respect to injunctive relief, which may be sought in a court of competent jurisdiction, as more specifically set forth below, all disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor. The arbitration shall be held in Miami, Florida before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

     The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which any party files a written demand for arbitration hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

     The parties covenant and agree that they will participate in the arbitration in good faith, that they will share equally the fees and expenses of J.A.M.S./Endispute, Inc. and that they will each bear their own attorneys' fees and expenses, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable attorneys' and experts' fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section shall be enforceable in any court of competent jurisdiction. The prevailing party in any action for injunctive relief will be entitled to payment of reasonable attorneys' fees and expenses.

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     Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Florida for the purposes of enforcing the arbitration provisions of this Section 8.9. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other parties hereto.

                                  [END OF TEXT]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

                                                 BUYER:

                                                 MAC-GRAY SERVICES, INC.


                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:


                                                 SELLER:

                                                 WEB SERVICE COMPANY, INC.


                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title: